Exhibit 99.1

PROSPECTUS

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THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

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iCAD, INC. 2016 STOCK INCENTIVE PLAN, AS AMENDED
iCAD, INC. 2012 STOCK INCENTIVE PLAN, AS AMENDED BY AMENDMENT NO. 1

(Plans assumed by RadNet, Inc.)

This prospectus sets forth the principal terms of the iCAD, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”), and the iCAD, Inc. 2012 Stock Incentive Plan, as amended by Amendment No. 1 (the “2012 Plan” and together with the 2016 Plan, the “Plans”). This prospectus is intended only to be a summary of the Plans. If there is any ambiguity in this prospectus or if there is a conflict between this prospectus and the applicable Plan or any award or other agreement issued under a Plan, then the applicable Plan will prevail and govern.

The Plans and certain stock options outstanding under the Plans (the “iCAD Options”) immediately prior to the effective time of the Merger on July 17, 2025 (the “Effective Time”) were assumed by RadNet, Inc, a Delaware corporation (“RadNet”), upon the closing of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of April 15, 2025, by and among iCAD, Inc., a Delaware corporation (“iCAD”), RadNet and Trio Merger Sub, Inc., a wholly owned subsidiary of RadNet and a Delaware corporation. As a result of the Merger, certain iCAD Options were converted into options to purchase shares of RadNet common stock as of the Effective Time, with adjustments to the number of shares and the exercise prices of such assumed iCAD Options as described in this prospectus.

The amount of money RadNet receives for stock covered by this prospectus will depend on: (1) the number of shares individuals purchase under their options, (2) option exercise prices, (3) the market price of RadNet’s stock, and (4) the expenses RadNet incurs.

You should consult with your legal and tax advisers about the securities and tax law implications of holding stock options under the Plans and any agreements governing any stock options granted under the Plans.

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The date of this prospectus is July 22, 2025

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DESCRIPTION OF iCAD, INC. 2016 STOCK INCENTIVE PLAN, AS AMENDED
AND
iCAD, INC. 2012 STOCK INCENTIVE PLAN, AS AMENDED BY AMENDMENT NO. 1

Effective on July 17, 2025, pursuant to an Agreement and Plan of Merger, dated as of April 15, 2025 (the “Merger Agreement”), by and among RadNet, Inc., a Delaware corporation (“RadNet”), Trio Merger Sub, Inc., a wholly owned subsidiary of RadNet and a Delaware corporation (“Merger Sub”), and iCAD, Inc., a Delaware corporation (“iCAD”), Merger Sub merged with and into iCAD (the “Merger”), with iCAD surviving as a wholly owned subsidiary of RadNet. Pursuant to the terms of the Merger Agreement, each iCAD option outstanding immediately prior to the effective time of the Merger (the “Effective Time”) with an exercise price per share of less than $7.20 (each, an “iCAD Option”) was automatically assumed by RadNet and converted into an option (each, an “Assumed Option”) to purchase shares of RadNet common stock (“RadNet Shares”) using an exchange ratio provided under the Merger Agreement and described below. iCAD stock options with per share exercises prices equal to or greater than $7.20 that were outstanding immediately prior to the Effective Time were not assumed or otherwise substituted by RadNet, but rather were terminated and ceased to be outstanding at the Effective Time without any consideration payable in respect of such iCAD stock options.

This description explains in a question and answer format the major features of the iCAD, Inc. 2016 Stock Incentive Plan, as amended (the “2016 Plan”), and the iCAD, Inc. 2012 Stock Incentive Plan, as amended by Amendment No. 1 (the “2012 Plan,” and together with the 2016 Plan, each a “Plan” and together the “Plans”) under which the iCAD Options were granted and the principal rights and benefits available to participants in the Plans who now hold Assumed Options. It is only a summary and thus necessarily incomplete. It does not contain all of the information you should consider before buying shares covered by the Plans. Copies of the Plans are available by making a written request to David Katz, Executive Vice President, Chief Legal Officer and Corporate Secretary, at RadNet, 1510 Cotner Ave., Los Angeles, CA 90025, (310) 445-2800, or by accessing the Plans electronically on the online portal made available by RadNet’s outside third-party plan administrator.

General Provisions

1.	How were outstanding iCAD Options treated in the Merger?

At the Effective Time, each Assumed Option was converted into an option to purchase RadNet Shares with the following terms:

•	each Assumed Option covers that number of RadNet Shares equal to the number of shares of iCAD common stock subject to the corresponding iCAD Option multiplied by 0.0677 (the “Exchange Ratio”), rounded down to the nearest whole share;

•	each Assumed Option has a per-share exercise price equal to the exercise price of the corresponding iCAD Option divided by the Exchange Ratio, rounded up to the nearest whole cent; and

•	each Assumed Option otherwise remains subject to the same vesting schedule, expiration date and other terms and conditions as in effect immediately prior to the Effective Time under the applicable Plan and option agreement and any other written documents applicable to the iCAD Option (collectively, the “Option Documents”), and all references to “iCAD” and “the “Company” in the Option Documents now mean “RadNet” and all references to “stock” or “common stock” in the Option Documents now mean RadNet Shares.

For the avoidance of doubt, prior employment or service with iCAD or any of its subsidiaries is credited to the holders of Assumed Options for purposes determining the number of RadNet Shares that are vested and exercisable at any given time after the Effective Time.

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Example: If, as of immediately prior to the Effective Time, an iCAD employee held an Eligible iCAD Option to purchase 7,500 shares of iCAD common stock at an exercise price of $2.00 per share, the Assumed Option will entitle the holder to purchase 507 RadNet Shares at an exercise price of $29.55, otherwise subject to the terms and conditions of the Option Documents.

Each holder of Assumed Options will receive a notice regarding the number of RadNet Shares and the exercise price in respect of Assumed Options in accordance with the terms of the Merger Agreement. Such details also will be made available by electronic access under the information systems made available by RadNet or other third-party administrator selected by RadNet.

2.What is the purpose of the Plans?

The purpose of the Plans was to permit the grant of awards to align the interests of holders of such awards upon whose judgment, initiative and efforts iCAD largely depended for the successful conduct of its business with those of iCAD and its stockholders. Following the Effective Time, no new awards will be granted under the Plans, and the Plans will remain outstanding solely to govern the terms of the Assumed Options under which they were granted.

3.What is the basic structure of the Plans?

Prior to the Merger, the iCAD Administrator (as defined in Question 5 below) could grant eligible employees, officers, directors and consultants of iCAD and its subsidiaries various awards under the Plans that were linked to the performance of iCAD common stock. These awards included:

•	stock options - both incentive stock options and non-qualified stock options;

•	stock awards - both restricted stock awards and unrestricted stock awards;

•	stock appreciation rights;

•	restricted stock units;

•	performance share awards;

•	deferred stock (2012 Plan only); and

•	cash-based awards (2016 Plan only).

At the Effective Time, only stock options were outstanding under the Plans and the description of the Plans is limited to stock options. No new awards will be granted under the Plans after the Effective Time, and the Plans will remain outstanding solely to govern the terms of the Assumed Options under which they were granted.

4.When did iCAD adopt the Plans?

The iCAD Board of Directors (the “iCAD Board”) adopted the 2016 Plan on March 30, 2016 and the iCAD stockholders approved the 2016 Plan on May 4, 2016. Stockholders approved amendments to increase the share reserve under the 2016 Plan on each of December 19, 2018 and July 15, 2021.

The iCAD Board adopted the 2012 Plan on March 7, 2012 and the iCAD stockholders approved the 2012 Plan on May 22, 2012. Stockholders approved an amendment to increase the share reserve under the 2012 Plan on May 15, 2014.

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Each Plan will be terminated for purposes of making any new awards under the Plans, and the Plans will remain outstanding solely to govern the terms of the Assumed Options under which they were granted.

5.Who administers the Plans?

Prior to the Merger, the Plans could be administered by:

•	the iCAD Board; and/or

•	the compensation committee of the iCAD Board (or a similar committee performing the functions of the compensation committee) that was comprised of at least two independent non-employee directors; and/or

•	one or more of iCAD’s authorized officers, if and to the extent permitted under the applicable Plan (each of the foregoing, an “iCAD Administrator”).

The iCAD Administrator was authorized to select the individuals to whom awards under the Plans may be granted and the terms and conditions of such awards, subject to the terms of the applicable Plan.

Currently, the administrator (the “Administrator”) of the Plans is the Compensation Committee of the RadNet Board of Directors (the “RadNet Board”), comprised of two or more non-employee directors, which may, subject to certain limitations and the terms of the applicable Plan, further delegate some administrative duties to one or more of RadNet’s authorized officers.

The Administrator generally has full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plans. However, the Administrator must adhere to any limits established by the Plans. The Administrator’s current responsibilities and authority include, among other things:

•	determining the terms and conditions, not inconsistent with the terms of the applicable Plan, of any stock options (including, but not limited to, share price, any restrictions or limitations, and any vesting, exercisability and/or forfeiture provisions);

•	substituting new stock options for previously granted stock options (2012 Plan only);

•	adopting, amending or repealing any rules, guidelines and practices for administration of the Plans; and

•	interpreting the terms and provisions of the Plans and any awards issued under the Plans (including related written award agreements) and otherwise supervising the administration of the Plans.

The decisions of the Administrator are final and binding.

Any question arising under the Plans, including questions regarding an Assumed Option granted under the Plans, will be decided by the Administrator in its complete discretion.

The Administrator will be indemnified by RadNet for actions in connection with the Plans or any Assumed Options granted thereunder in most circumstances. All costs and expenses of administration of the Assumed Options will be paid by RadNet.

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6.Who was eligible to participate in the Plans?

iCAD employees, officers, directors and consultants who provided services to iCAD or to one of iCAD’s subsidiaries prior to the Merger were eligible to receive equity awards under the Plans. However, incentive stock options could only be granted to an individual who was an employee of either iCAD or an iCAD subsidiary or parent corporation on the grant date.

The iCAD Administrator determined, in its sole discretion, which individuals were eligible to receive awards under the Plans. If permitted by iCAD prior to the Merger or by RadNet after the Merger, individuals who received a stock option under 2016 Plan may file a written designation of beneficiary as to who is to receive the rights granted to such individual under any Assumed Option in the event of the individual’s death.

7.How many shares of common stock could be issued under the Plans?

With respect to the 2016 Plan, immediately prior to the Merger, 4,700,000 shares of iCAD common stock were authorized for issuance (318,190 shares as adjusted by the Exchange Ratio for the Merger), of which (i) no more than 1,000,000 shares (67,700 shares as adjusted by the Exchange Ratio) may be granted to any one individual during any one calendar year; (ii) no more than 120,000 shares (8,124 shares as adjusted by the Exchange Ratio) may be issued to non-employee directors in any calendar year and (iii) no more than 2,000,000 shares (135,400 shares as adjusted by the Exchange Ratio) may be issued as incentive stock options. Generally speaking, the gross number of shares subject to an award will count against these share grant limits except if an award is terminated, canceled, expires, or is forfeited without consideration. The 2016 Plan will be terminated in connection in the Merger and no new awards will be granted under that Plan. However, the 2016 Plan will continue to govern the terms of the Assumed Options outstanding under that Plan.

The 2012 Plan terminated in 2022 and no new awards may be granted under that Plan. However, Assumed Options outstanding under that Plan will continue to be governed by the 2012 Plan’s terms and conditions.

As of the Effective Time, Assumed Options covering 777 RadNet Shares issuable under the 2012 Plan and 105,814 RadNet Shares issuable under the 2016 Plan were held by individuals who, as of the Effective Time, qualified as RadNet “employees” as that term is defined in Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) (such individuals, “S-8 Employees”). Shares subject to these Assumed Options were registered on a Form S-8 Registration Statement (the “S-8 Registration Statement”). Concurrently therewith, RadNet also registered on Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-4 (the “S-3 Amendment”) Assumed Options covering 862 RadNet Shares issuable under the 2012 Plan and 56,565 RadNet Shares issuable under the 2016 Plan that were held by individuals who, as of the Effective Time, did not qualify as S-8 Employees, including former service providers to iCAD who do not provide services to RadNet as of the Effective Time.

RadNet will not be required to issue any RadNet Shares pursuant to the exercise of an Assumed Option unless the issuance and delivery of such common stock, as well as the exercise of such Assumed Option, will comply with all applicable laws.

8.Are there any performance goals for any Assumed Options issued under the Plans?

All Assumed Options outstanding under the Plans vest and become exercisable based solely on continued employment or service to RadNet or any of its subsidiaries and are not subject to any performance goals.

9.What happens if there is a change in RadNet’s capital structure?

In the event of certain changes to RadNet’s capital structure, including as a result of a stock split, stock dividend, combination or exchange of shares, consolidation, or recapitalization of shares or any capital adjustment or transaction similar to the foregoing or any distribution to the holders of RadNet’s common stock other than regular cash dividends, the Administrator will make proportionate adjustments to one or more of the items listed below, each in accordance with the terms of the applicable Plan:

•	the number and kind of shares covered by each outstanding Assumed Option; and

•	the exercise price per share under each outstanding Assumed Option.

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10.What happens if there is a change in control of RadNet?

The effect of a change in control on Assumed Options depends on the Plan under which the Assumed Options were granted.

2016 Plan: The 2016 Plan provides that, upon the effectiveness of a “sale event,” the parties to the sale event may cause the assumption or continuation of the Assumed Options, or the substitution of such Assumed Options with new awards of the successor entity or parent thereof, with appropriate adjustments as to the number and kind of shares and the per share exercise prices. To the extent the parties to the sale event do not provide for the assumption, continuation or substitution of Assumed Options, all Assumed Options under the 2016 Plan will terminate at the effective time of the sale event. In the event of such termination, (i) RadNet may make or provide for a per share cash payment to holders of Assumed Options equal to the difference between the per share consideration in the sale event and the exercise price of such Assumed Options, if any, or (ii) each holder of an Assumed Option will be permitted, within a specified period of time prior to the consummation of the sale event, to exercise all Assumed Options held by such holder, but, in such case, the RadNet Board will first accelerate the exercisability of such Assumed Options. RadNet may hold in escrow all or any portion or such consideration to effectuate any continuing restrictions.

Under the 2016 Plan, a “sale event” generally means any of the following:

•	the sale of all or substantially all of the assets of RadNet on a consolidated basis to an unrelated person or entity;

•	a merger, reorganization or consolidation pursuant to which the stockholders of RadNet immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests immediately upon completion of such transaction;

•	the sale of all the common stock of RadNet to an unrelated person, entity or group acting in concert; or

•	any other transaction in which the stockholders of RadNet immediately prior to such transaction do not own at least a majority of the outstanding voting power immediately upon completion of the transaction other than as a result of the acquisition of securities directly from RadNet.

2012 Plan: The 2012 Plan provides that, unless the RadNet Board suspends or terminates the following provision prior to a “change of control,” upon a change of control of RadNet, all outstanding Assumed Options that have been outstanding for at least one year (including the time outstanding prior to the Merger) will become exercisable in full, whether or not otherwise exercisable at that time, and any such Assumed Options will remain exercisable in full thereafter until they expire pursuant to their terms.

Under the 2012 Plan, a “change of control” is generally deemed to have occurred on the tenth day after any of the following:

•	the acquisition by any individual, corporation or other entity or group of more than 50% of the then outstanding shares of RadNet’s capital stock entitled to vote generally in the election of directors of RadNet;

•	the commencement of, or the first public announcement of the intention to commence, a tender or exchange offer subject to Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•	the stockholders of RadNet approve (i) a definitive agreement for the merger or other business combination of RadNet with or into another corporation pursuant to which the stockholders of RadNet do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives; (ii) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of RadNet, or (iii) any plan or proposal for the liquidation or dissolution of RadNet, with limited exceptions set forth in the 2012 Plan.

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11.Can RadNet terminate or amend the Plans?

Both Plans will be terminated for purposes of new awards thereunder. The Board generally may amend the Plans, subject to stockholder approval if and to the extent required by applicable law. The Administrator generally may amend any Assumed Options, subject to the holder’s consent for any amendment that adversely affect any rights under any outstanding Assumed Options. The exercise prices of Assumed Options may not be reduced, except, with respect to the 2016 Plan, if stockholder approval is obtained for the repricing and except for capital adjustments, such as a stock split, that is permitted under the Plans.

Grant of Stock Options

12.What is a stock option and how do I benefit from my stock option?

A stock option, including an Assumed Option, is a right to purchase a specified number of shares of RadNet’s common stock for a fixed price during a specified period of time. This fixed price is called the option’s exercise price and the specified period of time is called the option’s term. The principal benefit of a stock option is the opportunity to have an economic interest in the value of RadNet’s common stock during the period in which the option is exercisable, without risking any of your capital.

If the value of RadNet’s common stock increases above the exercise price during the Assumed Option’s term and your Assumed Option is vested, then your Assumed Option will enable you, in effect, to acquire RadNet common stock at a discount. If you elect to purchase RadNet’s common stock through your vested Assumed Option, then this is called exercising your option. If the value of RadNet’s common stock does not increase above the exercise price of your Assumed Option, then you generally will not derive a benefit from your Assumed Option.

Please note that stock prices vary and no one can predict the future value of any stock.

13.Are there different types of stock options?

Yes. Assumed Options may be either incentive stock options or non-qualified stock options, which designation was made by the iCAD Administrator at the time of grant of the iCAD Options. Incentive stock options are designed to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and can provide employees with favorable federal tax treatment. Only iCAD employees or employees of iCAD’s parent or subsidiary corporations were eligible to be granted incentive stock options. Non-qualified stock options are any stock options that are not incentive stock options and may be granted to employee and non-employee service providers. Your Assumed Options retained the same tax characterization as an incentive or non-qualified stock option that applied to the corresponding iCAD Option as of its grant date.

Please see the section titled “United States Federal Income Tax Consequences” below for a general discussion of the difference in federal income tax treatment between incentive stock options and non-qualified stock options.

14.What are the terms of my Assumed Option?

The stock option agreement evidencing your Assumed Option, together with the Plan under which your Assumed Option was granted, and any other documentation you received in connection with your iCAD Option and your Assumed Option, set forth the terms of your Assumed Option. Subject to any limitations imposed by the Plan under which your Assumed Option was originally granted or applicable laws, the iCAD Administrator had complete discretion to determine the terms of your iCAD Option.

Please consult your Option Documents, including any documents received in connection with the Merger, to understand the terms of your Assumed Options.

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15.Will I have to pay for my Assumed Option?

No.  iCAD Options were awarded by the iCAD Administrator to recognize the recipient’s service to iCAD, and no cash payment was required in connection with grant of the iCAD Options. Similarly, no cash payment is required in connection with the assumption of your iCAD Options by RadNet. To purchase shares by exercising an Assumed Option, however, you must pay the exercise price (as adjusted by the Exchange Ratio) for the number of RadNet Shares that you elect to purchase, and in the case of non-qualified stock options, you must also pay any applicable withholding taxes due in connection with your exercise. Please see the questions and answers under the “Exercise of Assumed Options” heading below and under the “Non-Qualified Stock Options” heading in the “United States Federal Income Tax Consequences” section below.

16.How did iCAD determine the exercise price of iCAD Options?

The iCAD Administrator determined the exercise price per share for each iCAD Option at the time of the grant, except that the per share exercise price could not be less than 100% of the fair market value of a share of iCAD common stock on the date the option was granted. Other limitations on the exercise price of incentive stock options are explained in Questions 25 and 26 below. iCAD Options generally were granted with a per share exercise price equal to the closing price of iCAD’s common stock on the grant date (or if no sale was reported on that date, the closing price on the last preceding day on which a sale was reported).

17.How does RadNet determine the fair market value of RadNet common stock?

Following the Merger, the fair market value of RadNet common stock will apply to the Assumed Options for tax and other purposes. The fair market value of RadNet common stock generally means, unless the Administrator determines otherwise, the closing price for RadNet common stock on the applicable date for which a fair market value determination is needed, such as on the exercise date of an Assumed Option that is exercised with cash (or if no sale was reported on that date, the closing price on the last preceding day on which a sale was reported), as reported in a source chosen by the Administrator. As of the date of this prospectus, RadNet’s common stock is quoted on the Nasdaq Stock Market under the symbol “RDNT”.

18.May I assign or transfer my Assumed Option?

You generally cannot pledge, assign, hypothecate or transfer your Assumed Option, except by the laws of inheritance following your death or by the provisions of your will. All Assumed Options are generally exercisable only by you during your lifetime or in the event of death, by a permitted beneficiary or personal representative of your estate with respect to the vested portion of your Assumed Options. However, your stock option agreement may permit you to transfer your non-qualified stock options, such as for family estate planning purposes, subject to the prior consent of the Administrator.

19.When do I acquire the rights of a stockholder?

As the holder of an Assumed Option, you do not have any of the rights of a stockholder, such as voting rights and rights to receive dividends, with respect to the shares covered by your Assumed Option. You will acquire the rights of a stockholder only when you properly exercise your Assumed Option and become the holder of record of the purchased shares.

Exercise of Assumed Options

20.When may I exercise my Assumed Option?

Subject to the satisfaction of the terms and conditions in your stock option agreement, you may exercise your Assumed Option in one or more installments over the remaining term of your Assumed Option. The iCAD Administrator determined the exercise and vesting schedule applicable to your iCAD Option at the time of grant, which is set forth in your stock option agreement and which remains the same for your Assumed Options, except that after the Merger continued vesting of your Assumed Option is based on continued employment or service with RadNet or its subsidiaries. Generally, you may exercise an Assumed Option to acquire shares only to the extent that your option is vested. The iCAD Administrator also determined any conditions applicable to your exercise, such as limiting exercise to a prescribed period following termination of employment or service, which terms now apply to the Assumed Option. When the stock option term ends or expires then you may no longer exercise the Assumed Option.

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21.How do I exercise my Assumed Option?

To exercise your Assumed Option, you must provide RadNet with written or electronic notice of the exercise in accordance with the stock option agreement and any procedures established by the Administrator. Your exercise notice must indicate the number of shares to be purchased under your Assumed Option and include payment of the full exercise price for the purchased shares. An Assumed Option may not be exercised for a fraction of a share. If your transferee, legatee or heir is exercising the Assumed Option, he or she must also include evidence that he or she has the right to exercise the Assumed Option. You must satisfy all applicable income and employment tax withholding requirements at the time of exercise.

22.How do I pay the exercise price of my Assumed Option?

The manner in which you may pay the exercise price of your stock option is set forth in your stock option agreement or determined by the Administrator at the time of exercise. Acceptable forms of consideration may include:

•	cash;

•	check or wire transfer;

•	shares you already own, subject to any conditions or limitations established by the Administrator;

•	consideration received by RadNet under a broker-assisted sale and remittance program acceptable to the Administrator; or

•	cashless exercise or net exercise, subject to any conditions or limitations established by the Administrator.

Stock option agreements generally permit exercise only by cash, check or wire transfer or, for non-qualified stock options only, also through a broker-assisted cashless exercise if and to the extent permitted under RadNet’s insider trading policy.

23.When will my Assumed Option terminate?

The iCAD Administrator determined when your iCAD Option would expire, as specified in your stock option agreement. The expiration date applicable to the iCAD Option remains the same for your Assumed Option. The maximum term for an Assumed Option is ten years from the date of grant. Your option may terminate, however, before its designated expiration date if certain events occur, such as your death, disability or a termination of your employment or services. Please see the section titled “Early Termination of Assumed Options” below. Additionally, please read your stock option agreement and the Plan under which your Assumed Option was granted and any other applicable Option Documents carefully so that you understand the effects of various events.

Incentive Stock Options

Questions 24 through 26 apply only to incentive stock options. Non-qualified stock options are not subject to these provisions. Your stock option agreement identifies if you received an incentive or non-qualified stock option. Your Assumed Option retains the same characterization as an incentive or non-qualified stock option for the corresponding iCAD Option.

24.Who received an incentive stock option?

Under the tax rules for incentive stock options, only iCAD employees or employees of iCAD’s subsidiary or parent corporations were eligible to receive incentive stock options under the Plans. The iCAD Administrator determined at the time of grant whether iCAD Options would be granted as incentive stock options or non-qualified stock options.

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25.Is there a limit on the number of shares for which an incentive stock option may become exercisable in a single calendar year?

Yes. The maximum fair market value of the shares for which an incentive stock option may first become exercisable in any calendar year is $100,000 (based on the fair market value of the common stock on the grant date of the option). This fair market value is determined on the date of the option grant. If you hold two or more incentive stock options that first become exercisable in the same calendar year, the $100,000 limitation applies to both options in combination. The portion of any incentive stock option that exceeds this $100,000 limit will be treated as a non-qualified stock option.

26.What limitations apply to incentive stock options granted to a 10% stockholder?

If, at the time of grant of an iCAD Option, you held shares of iCAD stock that represented more than 10% of the total combined voting power of all classes of iCAD stock or the stock of any iCAD affiliates, then the exercise price per share of your incentive stock option must have been at least 110% of the fair market value of the shares of iCAD common stock on the date of grant. In addition, the maximum term of the incentive stock option must be five years from the grant date. For this purpose, you were deemed to own any iCAD shares owned by your spouse, brothers, sisters, ancestors and lineal descendants.

Early Termination of Stock Options

27.What happens to my Assumed Options if my service to RadNet or any of its subsidiaries terminates?

If you are employed by or providing services to RadNet as of the Effective Time, the terms and conditions under which you may exercise Assumed Options after your service to RadNet terminates are generally described in your stock option agreement.

Generally, if your employment or service with RadNet terminates for any reason, then the unvested portion of your Assumed Option will be surrendered back to RadNet without compensation.

Stock option agreements under the Plans generally provide that if your employment terminates other than by “early retirement,” death or “disability” or for “cause,” you will have until the earlier of (i) three months (with respect to the 2016 Plan) or 90 days (with respect to the 2012 Plan) after termination and (ii) the 10-year expiration date of the Assumed Option to exercise the vested portion of the Assumed Option following termination.

In the event of termination for “cause” or by reason of “early retirement,” the vested portion of the Assumed Option will terminate automatically on the date of termination.

In the event of termination by death or “disability,” you (or your estate or beneficiary) will have until the earlier of (i) one year after termination and (ii) the 10-year expiration date of the Assumed Option to exercise the vested portion of the Assumed Option following termination (and in the event of death within 30 days after termination while the Assumed Option remains exercisable, the vested portion of the Assumed Option will remain exercisable until the earlier of (i) one year after death and (ii) the 10-year expiration date of the Assumed Option). The terms “early retirement,” “disability” and “cause” are defined in stock option agreements for the Assumed Options.

It is your responsibility to keep track of the expiration dates of your Assumed Options, including any early expiration date triggered by your separation from RadNet. In no case will an Assumed Option be exercisable after its specified expiration date.

Disposition of Shares

28.When may I sell my shares acquired from Assumed Options under the Plans?

You generally may sell your RadNet Shares purchased upon exercise of Assumed Options at any time, subject to compliance with securities laws and other trading restrictions, including under the RadNet insider trading policy. Please see the section titled “Restrictions on Resale” below. A sale of your shares may have tax consequences. Please see the section titled “United States Federal Income Tax Consequences” below.

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Acceleration of Vesting

29.May the exercisability or vesting of an Assumed Option be accelerated?

Yes, the Administrator generally has the authority, in its discretion, to determine any vesting or exercisability acceleration.

Miscellaneous

30.If I am employed or provide service to RadNet, do I have the right to remain in service with RadNet until my Assumed Options vest?

No.  Nothing in the Plans or in any Assumed Option granted under the Plans provides any person with the right to remain in service with RadNet for any period. Both you and RadNet have the right to terminate your service at any time and for any reason, with or without cause, subject to local laws and any applicable agreement. Further, RadNet expressly reserves the right to terminate your services at any time without liability or any claim under the Plans, except as otherwise may be provided under the Plans or in any applicable stock option agreement.

31.Can my Assumed Option later be recouped by RadNet?

Yes. Assumed Options will be terminated upon a termination for “cause” (as defined in the stock option agreement). RadNet is also eligible to recoup Assumed Options if and to the extent permitted under the Option Documents or required by applicable law or listing exchange standards.

32.Are the Plans subject to ERISA or Section 401(a) of the Internal Revenue Code?

The Plans are not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 401(a) of the Internal Revenue Code.

33.What law governs the Plans?

All actions related to the Plans are governed and construed in accordance with the laws of the State of Delaware.

34.Are there any limitations of the liability of RadNet with respect to the Plans?

Yes. RadNet and any of its affiliates are generally not liable to any individual who holds an Assumed Option under a Plan for the non-issuance or sale of shares if RadNet has been unable to obtain the authority for the lawful issuance and sale of shares from the applicable regulatory body or to any participant who fails to exercise their Assumed Option before its expiration. Additionally, RadNet is not liable to any individual for any tax consequence or benefit that was expected from the receipt, exercise or settlement of a stock option under the Plans, but not realized.

Restrictions on Resale

35.What restrictions apply if I am subject to Section 16(a) of the Securities Exchange Act of 1934?

Section 16(b) of the Exchange Act requires RadNet to recover any profit realized by anyone who is subject to Section 16(a) reporting requirements from any non-exempt purchases and sales, or non-exempt sales and purchases, of shares of RadNet common stock made within a period of less than six months. Persons subject to Section 16(a) reporting requirements include any of RadNet’s executive officers or directors and any stockholder who beneficially owns more than 10% of RadNet’s outstanding securities.

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Section 16(b) is a strict liability rule. This means that liability under Section 16(b) does not depend on the intent of the persons subject to Section 16(a) reporting requirements or the use of any inside information in connection with the transaction. Rather, the rule simply matches certain transactions that the Securities and Exchange Commission has deemed to be purchases and sales and requires disgorgement of any profits realized in connection with matched transactions. Generally, the grant of stock, stock options, stock appreciation rights and other types of equity awards will qualify as exempt purchases of the underlying stock for purposes of determining Section 16(b) liability. In addition, the assumption by RadNet of iCAD Options held by Section 16 insiders will qualify as exempt acquisitions for purposes of determining Section 16(b) liability.

Section 16 and the applicable rules are complex, and Section 16 consequences may vary depending on your particular circumstances. If you are or become a Section 16 insider at RadNet, you should consult your own legal advisor concerning Section 16 consequences of participation in the Plans, of transactions under the Plans, and your compliance with Section 16 and all other applicable provisions of federal and state securities laws.

36.What restrictions apply if I am an “affiliate”?

In general, executive officers, directors and other persons with power to manage and direct RadNet policies, relatives of these persons and trusts, estates, corporations or other entities controlled by any of these persons or their relatives may be deemed to be RadNet affiliates, as defined in Rule 144 under the Securities Act. RadNet affiliates are obligated to resell their shares of common stock in compliance with Rule 144 under the Securities Act. This rule generally requires these sales to be effected in broker’s transactions, as defined in the rule, and a written notice of each sale generally must be filed with the Securities and Exchange Commission on Form 144 in advance of any sale. The rule also limits the number of shares that may be sold in any three-month period to the greater of (i) 1% of the outstanding shares of RadNet common stock or (ii) the average weekly reported volume of trading in such shares during the four calendar weeks preceding the filing of the required notice of proposed sale.

Additionally, the Sarbanes-Oxley Act of 2002 prohibits RadNet from extending any loans to RadNet executive officers and directors. Therefore, none of RadNet’s executive officers or directors may pay the exercise price or tax withholding of any award with a personal loan from RadNet.

37.Are there any restrictions on resale that apply even if I am not an “affiliate” or a Section 16 insider?

Yes. Your purchases and sales of shares of RadNet common stock are subject to Rule 10b-5 under the Exchange Act. You cannot trade in RadNet shares when you possess or are aware of material information about RadNet that is not yet known to the general public and, if you are a service provider to RadNet, you must also adhere to RadNet’s insider trading policy. In addition, shares acquired under an Assumed Option may be subject to a lock-up in the event of any underwritten public offering of shares of RadNet common stock pursuant to a registration statement filed under the Securities Act. The period for such lock-up will generally begin on the filing date of the registration statement with the SEC and continue until a time established by the underwriters for the public offering.

Except for the limitations set forth in your stock option agreement and those described above, there generally are no limitations upon your ability to sell the shares acquired upon exercise of an Assumed Option following the date of this prospectus (see Questions T1 – T22 in the “United States Federal Income Tax Consequences” section below for a general description of the United States federal income tax consequences of the Assumed Options granted under the Plans, including the sale of shares acquired upon exercise of an Assumed Option). Please refer to RadNet’s Insider Trading and Disclosure Policy, as in effect, which sets forth a description of the restrictions on your ability to sell RadNet Shares.

38.How do I check on the status and amounts of my Assumed Options?

The applicable stock option agreement provides the terms and conditions of the underlying award including, for example, vesting and exercise conditions along with forfeiture conditions. In addition, following the Merger, you will receive a notice setting forth the number of RadNet Shares and the per share exercise prices for your Assumed Options. You should carefully read and regularly review your stock option agreement and other Option Documents because RadNet will not be providing you with reports regarding the amounts and status of your Assumed Options. However, you can check on your outstanding Assumed Option by electronic access under the information systems made available to you by RadNet or other third-party administrator selected by RadNet.

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UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the United States federal income tax consequences of the Assumed Options granted under the Plans. Tax consequences may vary depending on your particular circumstances, and administrative and judicial interpretations of the application of the United States federal income tax laws are subject to change. Furthermore, no information is given with respect to foreign, state, or local taxes that may be applicable. If you hold an Assumed Option and you are a resident of or are employed in a country other than the United States, you may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes. This description does not purport to be complete, and does not discuss non-U.S., state or local tax consequences, or federal and state estate, inheritance and gift taxes.

ANY TAX ADVICE HEREIN WAS NOT INTENDED OR WRITTEN BY THE AUTHOR TO BE USED, AND IT CANNOT BE USED BY ANY RECIPIENT, FOR THE PURPOSE OF AVOIDING ANY TAX PENALTIES THAT MAY BE IMPOSED ON ANY PERSON. THERE IS NO LIMITATION IMPOSED ON A RECIPIENT HEREOF BY RADNET OR ANY OF ITS ADVISORS ON DISCLOSURE OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR PARTICULAR TRANSACTIONS WITH RESPECT TO YOUR ASSUMED OPTIONS.

Incentive Stock Options

T1.If my Assumed Option is an incentive stock option, did its original grant result in federal income tax liability to me?

No.

T2.Does the exercise of an incentive stock option result in federal income tax liability to me?

Perhaps. You will not have regular taxable income when you exercise an Assumed Option that qualifies as an incentive stock option. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price (such difference is termed the “spread”) will be added to your income for purposes of the alternative minimum tax (“AMT” — see Questions T10 – T16 below). By January 31 following the calendar year in which you exercise an incentive stock option, RadNet will send you an information statement on a form prescribed by the Internal Revenue Service showing, among other things, the number of RadNet Shares you purchased in the exercise, the market price of the RadNet Shares on the exercise date, and the price you paid for the purchased shares. This information should allow you to calculate your additional AMT income from the exercise.

The favorable tax treatment associated with incentive stock options is available to you only to the extent that the value of the shares, as determined at the time of grant, covered by the incentive stock option that are first exercisable in any single calendar year does not exceed $100,000. If incentive stock options that cover an aggregate amount of shares in excess of $100,000 become first exercisable in the same calendar year, the excess will be treated as a non-qualified stock option.

T3.Is exercise of an incentive stock option subject to employment tax withholding?

No.  Withholding of income or employment taxes currently is not required on the exercise of incentive stock options or on disqualifying dispositions (see Question T8 below).

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T4.When will I be subject to federal income tax on shares purchased under an incentive stock option?

You will generally recognize income (or a loss) when you sell the shares purchased under your incentive stock option. You may also be taxed if you dispose of your shares by gift. Whether your income (or loss) upon a disposition of incentive stock option shares qualifies as a long-term capital gain (or loss) or is taxable at ordinary-income rates, and whether you recognize income when you make a gift of incentive stock option shares, depends upon whether you have held the shares long enough before you sell or otherwise dispose of them. The holding period requirements are described in Question T6 below.

T5.What constitutes a “disposition” of incentive stock option shares?

A disposition of shares purchased under an incentive stock option occurs when you transfer legal title to the shares, whether by sale, exchange or gift. However, a disposition generally does not occur if you do any of the following: (1) transfer the shares to your spouse; (2) transfer your shares into joint ownership with right of survivorship, provided you remain one of the joint owners; (3) pledge the shares as collateral for a loan; (4) transfer the shares by bequest or inheritance upon your death; or (5) make certain tax-free exchanges of the shares permitted under the Internal Revenue Code.

T6.How is my federal income tax liability determined when I sell my incentive stock option shares?

Your federal income tax liability depends in part upon whether you make a qualifying or disqualifying disposition of the shares purchased under your incentive stock option. A qualifying disposition occurs if the sale or other disposition takes place more than two years after the date the incentive stock option is granted to you (generally measured from the iCAD grant date of the incentive stock option indicated on your stock option agreement) and more than one year after you exercise the incentive stock option for the particular shares involved. Disqualifying dispositions are those that fail to meet either of these minimum holding periods.

T7.What if I sell my incentive stock option shares in a qualifying disposition?

If you sell incentive stock option shares after both minimum holding periods have been satisfied, you will have a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition, over (ii) the exercise price paid for the shares. You will have a long-term capital loss if the amount realized is less than the exercise price paid for the shares. Long-term capital gains are generally subject to federal income tax at rates that are lower than ordinary income tax rates.

Example: On June 30, 2024, you are granted an incentive stock option for 5,000 shares with an exercise price of $6 per share. On April 30, 2025, you exercise the vested incentive stock option for all 5,000 shares when the market price is $9 per share. You hold the shares until December 1, 2026, when you sell them all for $10 per share.

Because you sold the shares more than two years after the date the incentive stock option was granted to you and more than one year after you exercised the incentive stock option, the sale is a qualifying disposition of the shares, and for federal income tax purposes, you will have a long-term capital gain of $20,000 ([$10 sale price - $6 exercise price] × 5,000 shares).

T8.What are the tax consequences to me of a disqualifying disposition?

If you transfer or dispose of incentive stock option shares in a disqualifying disposition (see Question T6 above), you will generally have taxable ordinary income equal to the difference between the market price and exercise price on the exercise date. RadNet will report the amount of ordinary income recognized on a disqualifying disposition on your Form W-2 wage statement for the year, but RadNet is not required to withhold taxes that arise in connection with the disqualifying disposition.

If your gain on a disqualifying disposition exceeds the amount of ordinary income on the exercise date of the incentive stock option, it will be capital gain and will be long-term if you held the shares longer than one year after you exercised your option. Short-term capital gain is currently subject to tax at the same rates as ordinary income.

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Certain events, such as a disposition of shares to a related party or if you re-acquired shares within 30 days of your disqualifying disposition, can result in different tax treatment than the overview descriptions contained in this prospectus. You should consult your tax advisor whenever you are considering a making a disposition of your incentive stock option shares.

Example: On June 30, 2024, you are granted an incentive stock option for 5,000 shares with an exercise price of $6 per share. On April 30, 2026, you exercise the vested incentive stock option when the market price is $9 per share. The spread on the exercise date is therefore $3 per share (the $9 market price minus the $6 exercise price). You hold the shares until December 1, 2026, when you sell them all for $10 per share.

Because you sold the shares less than one year after you exercised the incentive stock option, the sale is a disqualifying disposition, and for federal income tax purposes, the gain from the sale is divided into two components:

Ordinary Income: You will recognize ordinary income of $15,000 from the sale ([$9 market price on exercise date − $6 exercise price] × 5,000 shares).

Capital Gain: Since the sale price ($10 per share) is more than the market price of the shares on the exercise date ($9 per share), you also have a short-term capital gain of $5,000 ([$10 sale price − $9 market price on exercise date] × 5,000 shares).

If you sell incentive stock option shares in a disqualifying disposition for more than your exercise price for the incentive stock option but less than the market price of the incentive stock option shares on the exercise date, then your ordinary income will be limited to the excess of (1) the sale price of the incentive stock option shares, over (2) the exercise price for the incentive stock option shares. For example, if the incentive stock option shares in the above example were sold on December 1, 2026 for $8 per share, your ordinary income would be $10,000 ([$8 sale price − $6 exercise price] × 5,000 shares) and there would be no capital gain.

If you sell incentive stock option shares in a disqualifying disposition for less than your exercise price for the incentive stock option, you do not recognize any ordinary income, but instead have a capital loss equal to the excess of (1) the exercise price for the incentive stock option shares, over (2) the sale price of the incentive stock option shares. For example, if the incentive stock option shares in the above example are sold on December 1, 2026 for $5 per share, you would not recognize any ordinary income but would have a capital loss of $5,000 ([$6 exercise price - $5 sale price] × 5,000 shares).

T9.What are the federal income tax consequences to RadNet for incentive stock option awards?

If you make a qualifying disposition of incentive stock option shares, then RadNet is not entitled to an income tax deduction with respect to the shares. If you make a disqualifying disposition of incentive stock option shares, RadNet is entitled to an income tax deduction in the taxable year in which the disposition occurs equal to the amount of ordinary income taxable to you in connection with the disposition. You are required to notify RadNet if you make a disqualifying disposition of incentive stock option shares, and, unless you advise RadNet that a disqualifying disposition has not occurred, RadNet will assume that any transfer of legal title to incentive stock option shares is a disqualifying disposition if it occurs during the minimum holding periods described in Question T6 above.

Alternative Minimum Tax

T10.What is the alternative minimum tax?

The alternative minimum tax is an alternative method of calculating the federal income tax you must pay each year. For the 2025 tax year, the first $239,100 of alternative minimum taxable income over an exemption amount is generally subject to alternative minimum tax at a 26% rate. Greater amounts of alternative minimum taxable income are subject to alternative minimum tax at a 28% rate. These amounts and rates may change in the future. Alternative minimum tax is payable only to the extent that it exceeds regular federal income tax for the year (computed without regard to certain credits and special taxes).

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T11.What goes into alternative minimum taxable income?

Your alternative minimum taxable income is based upon your regular taxable income for the year, adjusted to (1) include certain additional items of income (such as the spread upon exercise of an incentive stock options) and tax preferences, and to (2) disallow or limit certain deductions otherwise allowable for regular tax purposes.

T12.What is the allowable exemption amount?

For the 2025 tax year, the exemption amount is $137,000 for a married taxpayer filing a joint return and $88,100 for an unmarried taxpayer. However, for the 2025 tax year, the exemption amount begins to phase out when the individual’s alternative minimum taxable income for the year exceeds $1,252,700 (married taxpayer, joint return) or $626,350 for all others, including an unmarried taxpayer. These exemption amounts may change in the future.

T13.Is the spread on an incentive stock option at the time of exercise included in my alternative minimum taxable income?

Yes. If you exercise an incentive stock option, the spread is included in your alternative minimum taxable income, unless you sell the incentive stock option shares later in a disqualifying disposition in the same tax year of exercise.

T14.If I pay alternative minimum tax because I exercise an incentive stock options, how does that affect my tax liability in a later year?

If you pay alternative minimum tax because you exercise an incentive stock option in a taxable year, the amount by which the alternative minimum tax (subject to certain adjustments and reductions) exceeds your regular tax for the year may be applied as a partial credit against your regular tax liability (but not alternative minimum tax) in the next taxable year(s) in which your regular tax exceeds your alternative minimum tax for the year.

T15.Does a disqualifying disposition affect alternative minimum tax?

A disqualifying disposition in the same tax year as the exercise of an incentive stock option eliminates any alternative minimum tax on such exercise. Because alternative minimum tax is payable only to the extent of the excess of alternative minimum tax over regular tax, disqualifying dispositions of a portion of the shares acquired under an incentive stock option can be used to reduce or even eliminate alternative minimum tax liability for a particular tax year.

T16.Is there more that I need to know about the alternative minimum tax?

Yes. The alternative minimum tax rules are lengthy and very complicated. Alternative minimum tax liability can be severe, and can occur when there is no cash received to pay the tax, and no hope of an offsetting profit from holding shares. The description of the alternative minimum tax in Questions T10-T16 is a very compact overview. Whether or not you historically have been subject to paying alternative minimum tax, you should consult your own tax advisor before you exercise an incentive stock option and with respect to deciding if and when to dispose of any incentive stock option shares you have acquired.

Non-Qualified Stock Options

T17.Does the grant or vesting of a non-qualified stock option result in federal income tax liability to me?

No, as long as the option has an exercise price equal to or greater than the fair market value of the underlying securities on the date of grant. The Plans require all non-qualified stock options to have an exercise price at or above the fair market value of the underlying securities on the date of grant.

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T18.Will the exercise of a non-qualified stock option result in federal income tax liability to me?

Yes. You will have ordinary income in the year in which the non-qualified stock option is exercised equal to the amount by which the fair market value of the purchased shares on the exercise date exceeds your basis in the shares, which is the exercise price for non-qualified stock options. If you are an employee, RadNet will report this income on your Form W-2 wage statement for that year and you will be required to satisfy the tax withholding requirements applicable to this income.

T19.Will I have additional income when I sell shares acquired under a non-qualified stock option?

Yes, if the stock price goes up after you exercise the non-qualified stock option. When you sell shares you purchased under a non-qualified stock option, you will have capital gain or loss equal to the excess of (1) the amount realized upon the sale, over (2) the fair market value of the shares on the exercise date. The gain or loss will be long-term if you have held the shares for more than one year before the sale. The holding period will start when the non-qualified stock option is exercised.

T20.May I use shares of common stock to satisfy my tax withholding requirements?

No. You may not elect to have us withhold a portion of the shares of common stock otherwise issuable to you upon exercise of a non-qualified stock option in satisfaction of the withholding obligation for federal and state income and employment taxes incurred because of the exercise.

Section 409A

T21.Does Section 409A of the Internal Revenue Code apply to Assumed Options under the Plans?

Possibly. The Assumed Options are generally intended to be exempt from, or comply with, Internal Revenue Code Section 409A and will be interpreted in a manner consistent with such intention. However, Internal Revenue Code Section 409A can make compensation that is deferred under a nonqualified deferred compensation arrangement taxable generally on the date of grant (or when vested, if later) and subject to excise taxes, interest and penalties, unless certain requirements are met. For example, an Assumed Option may become subject to Internal Revenue Code Section 409A if the period during which it is exercisable is extended beyond the date permitted under Internal Revenue Code Section 409A. There are other ways besides this example by which an Assumed Option could become subject to Internal Revenue Code Section 409A.

While it is intended that all payments and benefits provided under the Plans or an Assumed Option will be exempt from, or comply with, Internal Revenue Code Section 409A, RadNet makes no representation or covenant to ensure that these payments are exempt from, or compliant with, Internal Revenue Code Section 409A. Uncorrected violations of Internal Revenue Code Section 409A can result in the imposition of a 20% additional tax on the service provider plus likely penalties and interest. In no event whatsoever will RadNet be liable if a payment or benefit under the Plans or an Assumed Option is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on you by Internal Revenue Code Section 409A or any damages for failing to comply with Internal Revenue Code Section 409A. You will be entirely responsible for any and all taxes on any benefits payable to you as a result of your participation in the Plans and your Assumed Options.

Tax Consequences to RadNet

T22.What are the federal income tax consequences to RadNet upon exercises of Assumed Options?

RadNet generally will receive a federal income tax deduction that is equal to the amount of ordinary income that you recognize upon exercise of your Assumed Option. The deduction generally will be allowed for RadNet’s taxable year in which you recognize such ordinary income and will be subject to any limitations under the Code, including Internal Revenue Code Section 162(m), if applicable.

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